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                                                                     EXHIBIT 4.6

                  WAIVER OF CONVERSION RATIO ADJUSTMENT RIGHT

     THIS WAIVER AGREEMENT, dated as of May 5, 1998, is by and among Carver Corporation, a Washington corporation (the "Company"), Renwick Special Situations Fund, L.P. and Renwick Alpha Fund, L.P. (together, the "Investors") and Renwick Capital Management, Inc. ("Renwick"). Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to such terms in the Carver Corporation Certificate of Designation of Series A Cumulative Convertible Preferred Stock Setting Forth the Powers, Preferences, Rights, Qualifications, Limitations and Restrictions of Such Series of Preferred Stock (the "Certification of Designation").

     WHEREAS, the Company has issued 3,000,000 shares of common stock of the Company, par value $0.01 per share (the "Common Stock") at a price per share of $0.125 to one of the Investors, Renwick Special Situations Fund, L.P., in connection with the Subscription Agreement dated April 10, 1998;

     NOW, THEREFORE, in consideration of this issuance and notwithstanding the Conversion Ratio adjustment rights with respect to the Series A Preferred Stock set forth in Section 9(g) of the Certificate of Designation, the Investors hereby waive, for themselves and on behalf of any permitted transferees or assignees of the Series A Preferred Stock (and any other holder of the Series A Preferred Stock, as a condition to being a permitted transferee or assignee thereof, upon such transfer or assignment agrees to waive) any right of any such holder to cause the Company to adjust, or to benefit from an adjustment to, the Conversion Ratio as a result of the Company's issuance of 3,000,000 shares of Common Stock for a consideration per share less than the Adjustment Trigger Price.

     AND, FURTHERMORE, in consideration of this issuance and notwithstanding the exercise price adjustment rights with respect to the Warrant Shares set forth in
Section 7 of the Warrant Agreement dated as of June 12, 1996 between the Company and Renwick, Renwick hereby waives, for itself and on behalf of any permitted transferees or assignees of the Warrant Shares (and any other holder of the Warrant Shares, as a condition to being a permitted transferee or assignee thereof, upon such transfer or assignment agrees to waive) any right of any such holder to cause the Company to adjust, or to benefit from an adjustment to, the exercise price as a result of the Company's issuance of 3,000,000 shares of Common Stock for a consideration per share less than the Adjustment Trigger Price.

INVESTORS                                  COMPANY

RENWICK SPECIAL                            CARVER CORPORATION
SITUATIONS FUND, L.P.

/s/Raj A. Bhatia                           /s/John P. World
______________________________             _________________________________
Raj A. Bhatia, General Partner             John P. World, Executive Vice
                                           President and General Manager


RENWICK ALPHA FUND, L.P.                   RENWICK CAPITAL MANAGEMENT, INC.

/s/Raj A. Bhatia                           /s/James R. McCullough
______________________________             _________________________________
Raj A. Bhatia, General Partner             James R. McCullough, Co-President